EXHIBIT 10.1

CONFIDENTIAL MATERIALS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

AGREEMENT

and

AMENDMENT NO. 2 TO NETWORK SERVICES AGREEMENT

This AGREEMENT (the “Agreement”), is made and entered into as of this 23rd day of May, 2003, by and between SAVVIS Communications Corporation, a Delaware corporation (“SAVVIS”), and Reuters Limited, a company incorporated in England (“Reuters” and, with SAVVIS, “The Parties”).

Whereas, the Parties entered into that certain Network Services Agreement as of September 28, 2001 (the “NSA”);

Whereas, the Parties have engaged in various disputes regarding certain of the terms and interpretations of the NSA and desire to resolve those differences and disputes amicably;

Now Therefore, in consideration for the mutual promises and accommodations set forth herein, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

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1.	Controlling Document; Inconsistencies. The NSA shall be deemed amended, as of the date hereof except where otherwise noted, by the terms of this Agreement. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meaning given to such terms in the NSA.

2.	Hazelwood Hosting Site. Effective September 28, 2001, in Section 2.1.2 of the NSA, the phrase “(excluding the facility located at [**])” is hereby deleted. In Section 2.1(A)(ix) of Schedule 2 to the NSA (titled “Description of Services”), the phrase “(Except Hazelwood)” is hereby deleted. For the avoidance of doubt, the parties agree to the inclusion of the facility located at [**] in “Co Location Services” that are being provided to Reuters and the payment for which will be credited against Reuters’ obligation to satisfy the Domestic Minimum Monthly Commitments set forth in Sections 3.6.1 and 3.6.2(B) of the NSA.

3.	International Client Intelligent IP Services. Effective September 28, 2001, in Section 3.6.2(B) of the NSA, the following is inserted immediately after the phrase “in the United States and Canada” and before the semicolon in the third line of the final paragraph: “and shall include International Client Intelligent IP Services”

4.	Circuit Audit. In satisfaction of any and all claims by Reuters with respect to the Circuit Audit completed in 2002 pursuant to Section 13 of the NSA, including the fees for conducting such Audit, SAVVIS shall provide to Reuters a one-time future business credit of [**] of which sum shall be credited against each invoice to Reuters for each of June, July and August, 2003 so that the full amount is credited in three equal installments. Effective upon full crediting of such amount, Reuters shall have no right to any further credits, relief or adjustments pursuant to Section 13.1 of the NSA.

5.	MMC Reductions. Effective September 28, 2001, the table setting forth the Domestic MMC in Section 3.6.2(B) of the NSA is hereby deleted and the following table is inserted in its place:

Agreement Year	Minimum Amount Per-Month	Total Minimum Amount Per-Year
Year 1	[**]	[**]
Year 2	[**]	[**]
Year 3	[**]]	[**]
Year 4	[**]	[**]
Year 5	[**]]	[**]
Total of Years 1-5	N/A	[**]

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6.	Refund. Reuters shall promptly pay to SAVVIS [**] it withheld from its February, 2003 invoice payment to SAVVIS.

7.	Residual Revenue. In satisfaction of any and all claims by Reuters as at the date of this Agreement with respect to the “Residual Revenue Credit” set forth in Section 3.6.4 of the NSA:

a.	The Residual Revenue Credit to be awarded or paid to Reuters pursuant to Section 3.6.4 of the NSA shall be computed with respect to all revenues collected by SAVVIS from third parties, other than Supported Third Party Customers, received for use of the international lines described in Section 3.6.4 of the NSA;

b.	The Residual Revenue Credit for the period from October 1, 2001 through June 30, 2002 shall be [**]; the Residual Revenue Credit for the period from July 1, 2002 through September 30, 2002 shall be [**]; and the Residual Revenue Credit for the period from October 1, 2002 through December 31, 2002 shall be [**];

c.	SAVVIS shall retain the [**] paid by Reuters to Savvis on February 28, 2003 as a refund of excess Residual Revenue Credit;

d.	The first sentence of Section 3.6.4 of the NSA is hereby amended by inserting the following proviso at the end thereof:

provided that such credit shall not exceed

(i)	[**] in total with respect to the period from January 1 through December 31, 2003 (“Year 1”), to be paid in three installments of up to (but not exceeding) [**] during each of the first three quarter periods of Year 1, and in one final installment in the last quarter of Year 1, which may be in excess of [**] provided that all payments made with respect to Year 1 shall not exceed [**] in total. For the avoidance of doubt, any credit amounts in each of the first three quarter periods of Year 1 that are in excess of [**] shall be carried forward into the next quarter within Year 1 but shall not be carried forward further;

(ii)	[**] in total with respect to the period from January 1 through December 31, 2004 (“Year 2”), to be paid in three installments of up to (but not exceeding) [**] during each of the first three quarter periods of Year 2, and in one final installment in the last quarter of Year 2, which may be in excess of [**] provided that all payments made with respect to Year 2 shall not exceed [**] in total. For the avoidance of doubt, any credit amounts in each of the first

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three quarter periods of Year 2 that are in excess of [**]shall be carried forward into the next quarter within Year 2 but shall not be carried forward further; or

(iii)	[**] in total with respect to the period from January 1 through December 31, 2005(“Year 3”), to be paid in three installments of up to [**] during each of the first three quarter periods of Year 3, and in one final installment in the last quarter of Year 3, which may be in excess of [**] provided that all payments made with respect to Year 3 shall not exceed [**] in total. For the avoidance of doubt, any credit amounts in each of the first three quarter periods of Year 3 that are in excess of [**] shall be carried forward into and paid during the next quarter of Year 3 but shall not be carried forward further.

8.	Latin American Termination Fees.

e.	SAVVIS shall retain the [**]paid by Reuters to SAVVIS on February 28, 2003 in connection with the dispute over fees due for the cancellation by Reuters in May 2002 of the Argentina Data Feed Collector network. In satisfaction of any and all claims in connection with those cancellation fees, SAVVIS will provide to Reuters a one-time future business credit of [**] in June, 2003.

9.	Business Downturn Adjustment. (a) Reuters agrees not to pursue, for any period prior to January 1, 2003, any adjustment in any MMC in connection with any claimed “general business downturn” as set forth and described in Section 3.6.3(D) of the NSA.

(b)	Effective January 1, 2003, Section 3.6.3(D) of the NSA is hereby amended by:

(1) inserting the following provision at the end of the end of the first sentence thereof:

provided that, for the period after January 1, 2003 and up to 31 December 2003, Reuters shall not be entitled to seek any reduction in Domestic MMC due to any general business downturn unless and until Reuters reasonably establishes that it has suffered after March 1, 2003 aggregate net customer cancellations (of services that would require domestic Network Services and would have applied to meeting Reuters’ DMMC obligations) of at least [**] (the “DMMC Threshold Criterion”) by production of its cancellation numbers. After such satisfaction of the DMMC Threshold Criterion, Reuters may claim an adjustment only as to future DMMCs for the period starting from the date that the DMMC Threshold is reached, and Reuters may not recover payments previously

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made by it to satisfy its then-preexisting DMMC obligations. Any reduction in Reuter’s demand or use of SAVVIS’ network services due to Reuters’ acquisition of network services from Radianz or another provider other than SAVVIS shall not be considered in determining whether it has satisfied the DMMC Threshold Criterion.

and

(2) by adding the words “3.6.3(D)” after the word “provision” at the beginning of the last sentence in such provision

10.	Mutual Release of Claims. In consideration of valuable consideration received under this Agreement, the Parties hereby release and discharge each other from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, charges and demands of any type whatsoever, in law, admiralty or equity (collectively, the “Claims”), which each of the Parties ever had, now has or hereafter can, shall or may have against the other Party for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the effective date of this Agreement, which Claims—whether known or unknown, fixed or contingent, alleged or which could have been alleged (formally or informally)—arise out of or relate in any way to the specific matters addressed herein. This Mutual Release does not purport to release any prospective Claims that either of the Parties may have which arise out of alleged breaches of the NSA and/or of this Agreement.

11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York without giving effect to any applicable conflicts-of-laws or choice-of-law rules or principles that would cause the application of the laws of any jurisdiction other than the State of New York.

12.	Relationship Between This Agreement and the NSA. To the extent any term of the NSA has been modified or amended by this Agreement, or otherwise conflicts with any term of this Agreement, the terms of this Agreement shall control. In all other respects, the NSA shall remain in full force and effect. For the avoidance of doubt, sections 29, 30 and 33 (other than 33.9) of the MSA shall govern this Agreement. This agreement has been jointly drafted by the parties.

13.	Execution in Counterparts and Facsimile Form. This Agreement may be executed in counterparts and/or in facsimile form with the same effect as if the Parties hereto had executed a single original Agreement. Facsimile signatures shall have the same effect as original signatures in binding the Parties to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SAVVIS COMMUNICATIONS CORPORATION

By	/s/ Grier C. Raclin
Name:	Grier C. Raclin
Title:	EVP; General Counsel and Secretary

REUTERS LIMITED

By:	/s/ Philip J. Sayer
Name:	Philip J. Sayer
Title:	Head of Vendor Relations and Communications

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